UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported): December 7, 2004 (December 1, 2004)

Rockwell Automation, Inc.
(Exact Name of Registrant as Specified in Charter)

Delaware (State or Other Jurisdiction of Incorporation)	1-12383 (Commission File Number)	25-1797617 (IRS Employer Identification No.)

777 East Wisconsin Avenue, Suite 1400
Milwaukee, Wisconsin 53202
(Address of Principal Executive Offices) (Zip Code)

(414) 212-5299
(Registrant’s telephone number, including area code)

        Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

        __ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

        __ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

        __ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

        __ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

INFORMATION TO BE INCLUDED IN THE REPORT

Item 1.01.	Entry into a Material Definitive Agreement.

                 On December 1, 2004 the Compensation and Management Development Committee (the “Committee”) of the Board of Directors of Rockwell Automation, Inc. (the “Company”) approved an incentive compensation program (the “2005 ICP”) for fiscal year 2005, including financial and operating performance measures and goals, with respect to the potential payment of cash incentive compensation to approximately 320 executives and other key employees of the Company (other than the Chief Executive Officer and the other four executive officers participating in the Company’s Annual Incentive Compensation Plan for Senior Executive Officers (the “Senior ICP”)). The Committee also adopted financial and operating performance measures and goals to assist in the determination of amounts of cash incentive compensation that may be payable under the Senior ICP for fiscal year 2005.

                 Under the 2005 ICP, and to assist in determining amounts that may be payable under the Senior ICP for fiscal year 2005, there is established for each participant an incentive compensation target equal to a percentage of the participant’s base salary. Actual incentive compensation payments under the 2005 ICP and the Senior ICP may be higher or lower than the incentive compensation target based upon application of a formula that includes certain financial, operating and individual performance factors as described below.

                 Each participant’s actual incentive compensation payment under the 2005 ICP and under the Senior ICP for fiscal year 2005 will be determined by:

(1)	First, adjusting (up or down) the participant’s incentive compensation target by a financial performance factor, up to a maximum financial performance factor of 200%. The financial performance factor is determined by comparing to the fiscal year 2005 performance goals approved by the Committee the Company’s actual performance in fiscal year 2005 with respect to the following Company-wide, operating segment and/or business group financial performance measures: (i) earnings per share, (ii) sales, (iii) operating return on sales, (iv) free cash flow and (v) operating cash flow.

(2)	Second, further adjusting (up or down by up to 20%) the adjusted incentive compensation target by an operating goals performance factor. The operating goals performance factor is determined by assessing the achievement by the participant of certain fiscal year 2005 operating goals applicable to the participant.

(3)	Third, further adjusting (up or down) the adjusted incentive compensation target by an individual performance factor determined by the Chief Executive Officer (or by the Committee, in the case of the individual performance factors of corporate officers).

                 The Company’s earnings per share must exceed a minimum threshold for any payments to be made under the 2005 ICP.

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                 Notwithstanding the foregoing, the Committee, in its sole discretion, may (a) eliminate, reduce or increase the payment of incentive compensation to any participant, and (b) determine whether or not any payment will be made in the event of a participant’s termination of service prior to the end of the performance period. Nothing in the 2005 ICP should be construed to create a trust or to establish or evidence any participant’s claim of any right to a payment. The Committee administers and interprets the 2005 ICP. All determinations, interpretations and actions of the Committee or the Chief Executive Officer under or in connection with the 2005 ICP are final, conclusive and binding upon all concerned. Incentive compensation payments under the Senior ICP may not exceed 1% of the Company’s applicable net earnings (as defined in the Senior ICP).

                   On December 1, 2004, the Committee also approved bonus payments of approximately $21 million to approximately 300 executives and other key employees of the Company, including executives participating in the Senior ICP, taking into account various financial and operating performance measures and goals, including those discussed above, for fiscal year 2004.

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SIGNATURE

                 Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ROCKWELL AUTOMATION, INC. (Registrant)
By	/s/ Douglas M. Hagerman

Douglas M. Hagerman Senior Vice President, General Counsel and Secretary

Date: December 7, 2004 (Page 4 of 4 Pages)